LEASE — UNIT 1 - MRS MACK'S PLAZA

TABLE OF CONTENTS

LEASE

SECTION 1
REFERENCE INFORMATION

1.1. Reference Information

Reference in this Lease to any of the following shall have the meaning set forth below:

Date of this Lease:	January 17 , 2006
Premises:	The portion (shown on Exhibit A as Number 1) of the building (the "building") known as Mrs. Mack's Plaza on the lot situated at 1393 Grafton Street, Worcester, Massachusetts (the "Lot"), together with the right to use Tenant's proportionate fraction of the parking provided on the Lot from time to time as further described at Section 14.8.
Landlord:	McAvey Realty, LLC
Landlord's address:	1393 Grafton Street Worcester, Massachusetts 01604
Tenant:	Commonwealth National Bank
Tenant's address:	33 Waldo Street Worcester, MA 01608
Occupancy date:	The date that Landlord has completed its work at the Premises and delivers the Premises to Tenant in the condition required by this Lease; provided, however, that Tenant shall have the right to terminate this Lease if Landlord has failed to deliver the Premises to Tenant on or before the Final Completion Date set forth in Section 3.1.

Rent commencement:	The earlier of the date that: (i) Tenant opens for business at the Premises in any and all events and regardless of the terms of the following clause (ii); or (ii) sixty (60) days after Landlord has completed its Landlord's Work as defined herein; provided, however, that Tenant shall not be required to pay rent until: (x) it has received a Certificate of Occupancy for the Premises if it is unable to obtain a Certificate of Occupancy for the Premises due to Landlord's failure to complete Landlord's Work hereunder; and (y) Landlord has completed the Shopping Center of which the Premises are a part, including paving of the parking area and the completion of the exits and entrances to the Property.
Term expiration date:	That date which is ten (10) years from the first day of the month of the Rent Commencement Date.
Extension term(s):	Options to extend for three (3) additional terms of five (5) years each (individually and collectively, the "Extension Term") as provided at Section 2.3, with rent to be determined as provided below.
Building square footage:	13,000+/-
Premises square footage:	2,000+/- together with that portion of common area as defined on plan attached as Exhibit ____.
Tenant's percentage of building ("proportionate fraction"):	15.4%, being the fraction, the numerator of which is the gross square footage of the Premises and the denominator of which is the gross square footage of the building housing the Premises.

Annual fixed rental rate for Years 1 through 5 (2006, through 2011):	Base rent for Years 1 through 5 will be $32,000 per year. The rental payments are to be paid on the first day of each month in twelve (12) equal payments of $2,666.67 per month. Additional rent will be charged as provided in Sections 5, 6, and 7, initially estimated at $7,500.00 per year. Additional rent is to be paid in the manner prescribed for Base Rent on the first day of each month as adjusted in said sections, initially at the rate of $625.00 per month. Total rent for Years 1 through 5 will be $39,500.00, or $3,291.66 per month, subject to adjustments as provided below.
Annual rental increases for Years 6 through 10 (2011, through 2016):	There shall be a two percent (2%) increase in the Base rent commencing on the fifth anniversary of the Occupancy Date and annually thereafter for the remainder of the Term. The annual rent for the first year of each of the Extension Terms will be the market rent as defined in Section 4.2 below. After being set at the beginning of each Extension Term, the rent during the Extension Terms shall thereafter increase annually by two percent (2%) of such market rent on the first day and each succeeding anniversary of the commencement of such Extension Term for the remaining respective Extension Terms of the lease.

Permitted uses:	Banking, Financial and Investment Products and Services with Drive Thru Service and such other uses as are permitted as of right at the Premises subject to Landlord's reasonable approval, such approval not to be unreasonably withheld, conditioned or delayed. The withholding of the Landlord's approval because any proposed use would compete with the activities of another tenant in the Shopping Center, or such proposed use would violate any term of a lease with another tenant in the Shopping Center, shall in no event be deemed unreasonable. The parties further agree that as long as Tenant occupies the Premises under this Lease, the Landlord shall not lease space at the Shopping Center or allow another occupant of the Shopping Center to operate as a bank or accept deposits but Landlord may allow the operation of other ATMs at the Shopping Center as long as those ATMs dispense money but do not accept deposits.
Public liability insurance limit:	Bodily injury and property damage combined single limit of $2,000,000 per occurrence, $2,000,000 aggregate. The Landlord shall be named on the insurance policy as an additional insured. A renewal certificate must be received by the Landlord no later than thirty (30) days before expiration of said policy. The insurance carrier shall be an A-rated company or higher as rated by A.M. Best's Insurance Guide.
Security deposit:	None for the Tenant. An amount equal to one month's Base Rent and Additional Rent for any assignee or sublessee.
Total due at lease execution:	$5,583.34 (representing first and last months' Base renttotalling $6,583.34, minus $1,000.00 deposit)
Broker:	Stephen E. Petro, Equity Commercial Real Estate (leasing agent)

1.2. Exhibits

The following exhibits are attached to and incorporated in this Lease:

EXHIBIT A. LANDLORD'S WORK

EXHIBIT B. TENANT'S WORK

SECTION 2
PREMISES AND TERM

2.1. Premises

Landlord hereby leases and demises the premises to Tenant, and Tenant hereby leases the premises from Landlord, subject to any and all existing encumbrances and other matters of record and subject to the terms and provisions of this Lease.

The Premises are a part of a larger parcel of land consisting of the Property that the Landlord is developing into a shopping center more particularly described on Exhibit A, attached hereto and made a part hereof (the "Shopping Center"). Those portions of the Shopping Center intended to be for the common use of the Tenant and other tenants and occupants of the Shopping Center are collectively referred to as the "Common Area" or the "Common Areas".

2.2. Term

To have and to hold the Premises for an original term beginning on the term commencement date and continuing until the term expiration date, unless sooner terminated, or extended, as hereinafter provided.

2.3. Option to Extend Term

Tenant shall have three (3) options to extend the term of this Lease for the five (5) year extension term(s), provided (i) no default in the obligations of Tenant under this Lease shall exist at the time such option is exercised and (ii) Tenant shall give written notice to Landlord of its exercise of such option not less than one hundred and eighty (180) days prior to expiration of the original or then extended term, as the case may be. All of the terms and provisions of this Lease shall be applicable during the extension term(s), except that Tenant shall have no option to extend the term of the lease beyond the extension term(s).

SECTION 3
CONDITION OF PREMISES

3.1. Condition of Premises

Landlord shall deliver the Premises to Tenant having performed the work described in Exhibit A ("Landlord's Work"). Except for Landlord's Work, described in Exhibit A, Landlord shall have no obligation to perform any work or construction at the Premises. If Tenant shall desire to perform any other work or construction, the same shall be done only in accordance with this Lease.

In the event Landlord shall not substantially complete the work described in Exhibit A (exclusive of minor punch list items) as determined by Landlord's architect, this Lease shall not be affected thereby except that the term commencement date shall be postponed to the date of such substantial completion and all other dates set forth in Section 1 shall be changed by the same number of days as such postponement of the term commencement date. Notwithstanding the foregoing, Landlord's failure to complete the Landlord's Work and deliver the Premises to Tenant in accordance with this Lease, on or before April 1, 2006 (the "Final Completion Date"), shall result, at Tenant's option, to be exercised by written notice to Landlord within five (5) days of the Final Completion Date, in the termination of this Lease and the immediate return to Tenant of the first and last months' rent paid hereunder. In the event of any delay in substantial completion caused by Tenant, substantial completion shall be deemed to have occurred on the date substantial completion would have occurred but for the delay caused by Tenant, as determined by Landlord's architect.

SECTION 4
FIXED AND MARKET RENT

4.1. Fixed Rent

Tenant shall pay rent to Landlord at the address of Landlord or at such other place, or to such other person or entity, as Landlord may by notice to Tenant from time to time direct, at the annual fixed rental rate set forth in Section 1, in equal installments equal to one-twelfth ($1/12^{th}$) of the annual fixed rental rate in advance on or before the first day of each calendar month included in the term, and for any portion of a calendar month at the beginning or end of the term, at that rate payable in advance for such portion.

Tenant shall pay as additional rent a late charge equal to five percent (5%) of the amount of any fixed rent, additional rent, or other charges not paid within five (5) days of when due hereunder.

4.2. Market Rent

Market rent, as defined in this Section 4.2 for each Extension Term, if applicable, shall be computed as of the applicable date at the then-current rental rates being charged to new tenants for comparable space located in the vicinity of the building, taking into account, and giving effect to, in determining comparability, without limitation, such considerations as required landlord and tenant improvements, landlord concessions, brokerage fees, size, location, and lease term.

Landlord shall initially designate the market rent and shall furnish data in support of such designation. If Tenant disagrees with Landlord's designation of the market rent, then Tenant shall have the right, by written notice given within twenty-one (21) days after Tenant has been notified of Landlord's designation, to submit such market rent to arbitration as follows. Market rent shall be determined by arbitrators, one to be chosen by Tenant, one to be chosen by Landlord, and a third to be selected, if necessary, as below provided. If within twenty (20) days after Tenant's notice the parties agree on a single arbitrator, market rent shall be determined by such arbitrator. The unanimous written decision of the two first chosen without selection and participation of a third arbitrator, or otherwise the written decision of a majority of the three arbitrators chosen and selected as provided herein, shall be conclusive and binding on Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within twenty-one (21) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, then they shall so notify the then Worcester County Bar Association president and request his or her designee to select an impartial third arbitrator, who shall be another office building owner, a real estate counselor, a commercial real estate attorney, or a broker dealing with like types of properties, to determine market rent as herein defined. Such third arbitrator and the first two chosen shall hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally. If the dispute between the parties as to market rent has not been resolved before the commencement of Tenant's obligation to pay rent under the Lease in market rent, then Tenant shall pay rent under the Lease in respect of the premises based on the market rent designated by Landlord until either the agreement of the parties as to the market rent or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent to Landlord, or Landlord shall refund any overpayment of rent to Tenant.

SECTION 5

REAL ESTATE AND OTHER TAXES

5.1. Real Estate Taxes

As additional rent ("Additional Rent"), Tenant shall pay to Landlord Tenant's proportionate fraction of all taxes; assessments (special, betterment, or otherwise); levies;

fees; water and sewer rents and charges; and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, that are at any time before or during the term hereof imposed or levied on, or assessed against, the lot or building, or any rent or other sums payable by any tenants or occupants thereof for the period commencing after the Rent Commencement Date (collectively "taxes and assessments" or, if singular, "tax or assessment").

Landlord shall elect to pay betterment assessments over the longest period permitted by law, only the installments thereof (and interest thereon) becoming due during the term shall be payable by Tenant hereunder.

Nothing herein, however, shall require Tenant to pay any income taxes; excess profits taxes; excise taxes; franchise taxes; or estate, succession, inheritance, or transfer taxes, provided, however, that if at any time during the term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the building or lot or a federal, state, county, municipal, or other local income, franchise, excise, or similar tax, assessment, levy, or charge (distinct from any now in effect) measured by or based, in whole or in part, on gross rents, then Tenant's proportionate fraction of any and all of such taxes, assessments, levies, or charges, to the extent so measured or based ("substitute taxes"), shall be payable by Tenant, provided, however, that Tenant's obligation with respect to the aforesaid substitute taxes shall be limited to the amount thereof as computed at the rates that would be payable if the building and lot were the only property of Landlord.

SECTION 6

INSURANCE

6.1. Tenant's Insurance

Tenant shall maintain throughout the term the following insurance:

a. commercial general liability insurance for any injury to person or property occurring on the Premises or in the drive-through area, as shown on Exhibit A attached hereto, naming as additional insureds Landlord and such persons, including, without limitation, Landlord's managing agent and mortgage lenders, as Landlord shall designate from time to time, in amounts that shall, at the beginning of the term, be at least equal to the limits set forth in Section 1, and, from time to time during the term, shall be for such higher limits as are customarily required for Tenant's operations; and

b. workers' compensation insurance with statutory limits covering all of Tenant's employees working at the Premises.

6.2. Landlord's Insurance

Landlord shall maintain throughout the term the following insurance:

a. commercial general liability insurance for any injury to person or property occurring on the lot or building or the Shopping Center, in such amounts and with such deductibles as are customarily required for shopping center's in Worcester, Massachusetts;

b. all-risk fire and casualty insurance on a replacement value, agreed-amount basis, together with rental loss coverage and, if Landlord so elects, flood coverage to the extent the same is available, insuring the building and its rental value, with such deductibles, if any, as Landlord shall consider appropriate; and

c. at Landlord's option, insurance against loss or damage from sprinklers and from leakage or explosions or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus, in the so-called broad form, in such amounts and with such deductibles as Landlord may consider appropriate, and insurance against such other hazards and in such amounts as may from time to time be required by any bank, insurance company, or other lending institution holding a mortgage on the building.

6.3. Tenant Reimbursement of Landlord's Insurance

Tenant shall pay to Landlord, as Additional Rent, as provided in Section 8 hereof, Tenant's proportionate fraction of Landlord's costs incurred in providing the insurance provided pursuant to Section 6.2. Tenant shall reimburse Landlord for all of Landlord's costs incurred in providing such insurance to the extent attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant, or any special or extraordinary hazards resulting therefrom and Landlord will impose an identical requirement on the other tenants and occupants of the Shopping Center. Any such additional rent shall be added to and collected as a common area maintenance expense pursuant to Section 7.2.

6.4. Requirements Applicable to Insurance Policies

All policies of insurance required under the provisions of Section 6.1 shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein. Tenant agrees to furnish Landlord with insurance company certificates of all such insurance and copies of the policies prior to the beginning of the Term hereof and of each renewal policy at least thirty (30) days prior to the expiration of the policy it renews. Each such policy shall be noncancellable with respect to the interest of Landlord and Landlord's mortgagees without at least thirty (30) days' prior written notice thereto.

6.5. Waiver of Subrogation

All insurance carried by either party with respect to the premises or to furniture, furnishings, fixtures, or equipment therein, or alterations or improvements thereto,

whether or not required, shall include provisions that either designate the other party as one of the insureds or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the Commonwealth of Massachusetts (even though extra premiums may result therefrom) and without voiding the insurance coverage in force between the insurer and the insured party. On reasonable request, each party shall be entitled to have duplicates or certificates of policies containing such provisions. Except as provided in Section 10.5 below, each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

SECTION 7

UTILITIES; COMMON AREA MAINTENANCE EXPENSES

7.1. Utilities

All utilities will be separately metered (or sub-metered) to the Tenant's rental space, and Tenant shall be solely responsible for all utilities during the Term or any renewal thereof including, but not limited to, heat, hot water, electricity, and water and sewer charges. For Common Area utilities, the Tenant shall pay to Landlord Tenant's proportionate fraction of all charges for any other utilities or services used or consumed in the Common Areas of the Shopping Center whether called charge, tax, assessment, fee, or otherwise, including, without limitation, water and sewer use charges and taxes, if any, such charges to be paid within ten (10) days of receipt of Landlord's invoice therefor. Landlord shall not be liable for any interruption or failure in the supply of any such utilities to the Premises unless such interruption is caused by Landlord and continues for more than two (2) consecutive days, in which event, rent shall abate.

7.2. Common Area Maintenance Expenses

Tenant shall pay to Landlord Tenant's proportionate fraction of Landlord's costs and expenses incurred under Section 9, including a reasonable management fee payable to Landlord. To the extent repairs or maintenance covered by Section 9 are required due to Tenant's negligence or willful misconduct, Landlord shall effect such repairs or maintenance at Tenant's sole expense, and Tenant shall pay all such expenses incurred by the Landlord within thirty (30) days of receipt of invoices for the same. Common Area expenses which Tenant shall be responsible for shall not include:

(i) Lease and commission costs, disbursements, and other expenses Incurred for leasing, renovating, or improving space for tenants;

(ii) Costs incurred because the Landlord or another tenant violated the terms of any lease;

(iii) Repairs or other work needed because of fire, windstorm or casualty insured against by Landlord;

(iv) Costs, fines or penalties incurred because Landlord violated any Governmental rule or authority;

(v) Costs incurred by Landlord for alterations that are considered capital improvements and replacements under generally accepted accounting principals consistently applied except that the annual amortization of these costs may be included;

(vi) Non-recurring costs incurred to remedy structural defects and original construction materials or installations; and

(vii) Costs incurred to survey, clean up, contain, abate, remove or otherwise remedy hazardous wastes or asbestos containing materials from the Premises, building or the Shopping Center.

SECTION 8

PAYMENTS ON ACCOUNT

8.1. Payments on Account

Tenant shall pay to Landlord on account as Additional Rent, in the manner provided for the payment of Base Rent during the term, such amounts as Landlord may reasonably determine will be sufficient to provide in the aggregate funds adequate to pay all amounts to be paid by Tenant pursuant to Sections 5, 6, 7 and 9 as and when such amounts become due and payable. Landlord shall periodically account to Tenant for such payments, and any balance owed by Tenant shall be paid to Landlord within fifteen (15) days after billing therefor. Any excess paid by Tenant shall, at Landlord's option, either be paid by Landlord to Tenant or credited against the next installment of rent or additional rent becoming due.

8.2. Net Lease

It is the specific intention of the Landlord and Tenant that this shall be a "net" lease and that the annual rent set forth herein shall be absolutely net to the Landlord and that the Landlord shall not be required to provide any services or do any act in connection with or relating to the Premises, except as set forth in this Lease, and all costs, expenses, and obligations of every kind and nature relating to the Premises that may arise, be owed, and/or become due during the term of this Lease shall be paid by the Tenant. The Tenant

agrees to indemnify and hold the Landlord harmless from and against any such costs, expenses, and/or obligations.

SECTION 9
LANDLORD'S COVENANTS

9.1. Building Maintenance

Subject to Sections 10 and 11 below, Landlord shall maintain and repair the exterior walls (exclusive of glass and doors and exclusive of the interior surface of the exterior walls, all of which Tenant shall maintain and repair unless such damage is caused by a building element Landlord is responsible for); roof; foundation; structural supports, and common area heating, plumbing, electrical, HVAC, and mechanical systems of the building ("common areas of the building") and the plumbing and electrical lines serving, but outside the Premises.

9.2. Common Area Maintenance

Subject to Sections 10 and 11, Landlord shall maintain and repair the Common Areas, including the parking lot and any landscaping or plantings at the Shopping Center, including the drive-through area described in Exhibit A hereto, and Landlord shall clean and provide snowplowing for all of the Common Area, including the drive-through area; provided, however, that Tenant shall: (i) reimburse Landlord for its costs in connection with the cleaning and snow plowing of the drive-through area; and (ii) install and maintain the landscaping in the drive-through area at its expense.

9.3. Trash

Landlord shall provide a trash receptacle(s) in the dumpster enclosure(s). Tenant shall breakdown or compact cardboard prior to placing in receptacle and place same in a separate cardboard receptacle, if directed by the Landlord. Tenant will bag and place its trash and garbage in the trash receptacle provided by the Landlord. No material will be placed in the trash boxes or receptacles if such material may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal will be made only through entryways and elevators provided for such purposes and at such times as Landlord designates. Removal of any furniture or furnishings, large equipment, packing crates, packing materials, and boxes will be the responsibility of each tenant. Such items may not be disposed of in the Building trash receptacles, nor will they be removed by the Building's janitorial service, except at Landlord's sole option and at the Tenant's expense. No furniture, appliances, equipment, or flammable products of any type may be disposed of in the Building trash receptacles. Tenant may at its option and expense, secure its own trash disposal services. Any food service or food-product related business in the Shopping Center shall be required to use the trash disposal area located at the easterly

rear corner of the rear parking area and shall arrange for trash disposal services at its expense in order to eliminate trash-related problems at the Shopping Center (e.g., insects, vermin and odors).

SECTION 10

TENANT'S COVENANTS

10.1. Use

Tenant shall use the premises only for the permitted uses and shall from time to time procure all licenses and permits necessary therefor at Tenant's sole expense.

10.2. Repair and Maintenance

Except as otherwise provided in Sections 9 and 11, Tenant shall keep the Premises, including all plumbing, electrical, heating, air-conditioning and other systems therein and exclusively serving the Premises, in good order, condition, and repair and in at least as good order, condition, and repair as they are in on the commencement date or date installed if put in during the term, only reasonable use and wear excepted. Tenant shall make all repairs and replacements and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. Tenant shall keep in a safe, secure, and sanitary condition all trash and rubbish temporarily stored at the premises in connection with Tenant's use of the premises. The operation and maintenance of the drive-through area described in Exhibit A attached hereto shall be the sole responsibility of the Tenant, and the Landlord shall have no responsibility or liability therefor.

10.3. Compliance with Law and Insurance Requirements

Tenant shall make all repairs, alterations, additions, or replacements to the Premises required by any law or ordinance, or any order or regulation of any public authority arising from Tenant's specific use of the premises, and shall keep the premises equipped with all safety appliances so required. Tenant shall not dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage, or other waste disposal system serving the premises, or generate, store, or dispose of hazardous substances in or on the premises, or dispose of hazardous substances from the premises to any other location without the prior written consent of Landlord and then only in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; the Massachusetts Hazardous Waste Management Act, G.L. c. 21C, as amended; the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, G.L. c. 21E, as amended; and all other applicable codes, regulations, ordinances, and laws. Tenant shall notify Landlord of any incident that would require the filing of a notice under Chapter 232 of the Acts of 1982 and shall comply with the orders and regulations of all government authorities with respect to

zoning, building, fire, health, and other codes, regulations, ordinances, or laws applicable to the premises. "Hazardous substances" as used in this section shall mean "hazardous substances" as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, and regulations adopted pursuant to said act.

Landlord may, if it so elects, after notice to Tenant and provided Tenant has no reasonable objection to such work, make any of the repairs, alterations, additions, or replacements referred to in this section that affect the building structure or the building systems, and Tenant shall reimburse Landlord for the cost thereof on demand.

Tenant will provide Landlord, from time to time on Landlord's request, with all records and information regarding any hazardous substance maintained on the premises by Tenant.

Landlord shall have the right, at its expense, during Tenant's regular business hours, with reasonable advance notice, to make such inspections as Landlord shall reasonably elect from time to time to determine if Tenant is complying with this section.

Tenant shall comply promptly with the recommendations of any insurer, foreseen or unforeseen, ordinary as well as extraordinary, that may be applicable to the premises by reason of Tenant's use thereof. In no event shall any activity be conducted by Tenant on the premises that may give rise to any cancellation of any insurance policy or make any insurance unobtainable.

10.4. Tenant's Work

Tenant shall be responsible for the purchase, installation, and maintenance of all improvements to the Premises, after the completion of Landlord's Work, including but not limited to, finished flooring, wall insulation, walls, doors, closets, wall finishes, skylights, laminated beams, plumbing, plumbing fixtures, hot water heaters, finished electrical, lighting fixtures, electrical outlets, and any and all additional improvements not specifically included in the requirements for Landlord's Work at Exhibit A attached to and hereby incorporated into this Lease. The design, construction, and installation of the entrance sign shall be done by the Landlord and Tenant shall be responsible for reimbursing Landlord for its proportional fraction of the cost of the main sign frame. The Tenant shall be responsible for the fabrication and installation of its sign panel on the main sign structure. Tenant shall be entitled to erect and shall be responsible for the purchase, installation, and maintenance of two (2) lit signs on the premises, one (1) sign to face Grafton Street and the other sign to face the access road. Any such sign shall not cover more than thirty square feet of wall area measured by the perimeter of the combined sign element(s). Tenant shall also have the right to install directional signs at the corner of Grafton Street and McAvey Way indicating the entrance and exit to the Premises and the drive though and ATM areas. Any sign and the method and location of installation must comply with all laws, regulations and ordinances, must have proper permits, and must be approved by Landlord prior to its installation. Landlord shall not unreasonably withhold any such approval. Tenant shall not make any other exterior or structural or interior non-structural (costing more than $10,000 in each instance) installations, alterations, additions, or improvements in or to the Premises, including,

without limitation, any apertures in the walls, partitions, ceilings, or floors, without on each occasion obtaining the prior written consent of Landlord. Any such work so approved by Landlord shall be performed only in accordance with plans and specifications that are certified by a licensed architect and approved by Landlord. Tenant shall procure at Tenant's sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner, employing materials of good quality and so as to conform with all applicable zoning, building, fire, health, and other codes, regulations, ordinances, and laws, and with all applicable insurance requirements. Tenant shall keep the premises at all times free of liens for labor and materials. Tenant shall require all contractors employed by Tenant to carry workers' compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the premises in amounts that at least equal the limits set forth in Section 1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims, or damage to any person or property occasioned by, or growing out of, such work. Landlord may inspect the work of Tenant at reasonable times and give notice of observed defects.

10.5. Indemnity

Tenant shall defend, with counsel, all actions against Landlord; any partner, trustee, stockholder, officer, director, employee, or beneficiary of Landlord; holders of mortgages secured by the building; and any other party having an interest in the Premises ("indemnified parties") with respect to, and shall pay, protect, indemnify, and save harmless, to the extent permitted by law, all indemnified parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands, or judgments of any nature arising from (a) injury to or death of any person, or damage to or loss of property, occurring in the Premises or connected with the use, condition, or occupancy of any thereof, unless caused by the negligence of Landlord or its servants or agents; (b) violation of this Lease by Tenant; (c) for any and all claims arising on, or from the use of, the drive-through area described in Exhibit A attached hereto, it being the intent of the parties that the Tenant shall have complete and sole responsibility for such drive-through area; or (d) any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees, or invitees.

10.6. Landlord's Right to Enter

Due to the security inherent in banking operations, Landlord and Tenant agree that Landlord and its representatives shall not enter the Premises without being accompanied by the Tenant. The parties further agree that Tenant shall permit Landlord and its agents to enter into the premises at reasonable times and on reasonable notice during Tenant's regular business hours (except in the case of emergencies consisting of imminent threats to the safety and/or integrity of the Premises, building or the Shopping Center, in which event Landlord shall endeavor, to the extent practicable, to notify the emergency contact representative of the Tenant designated for such purposes prior to entering the Premises)

to examine the Premises; make such repairs and replacements as Landlord may elect, without, however, any obligation to do so; and show the Premises to prospective purchasers and lenders, and, during the last year of the term, to prospective tenants and to keep affixed in suitable places notices of availability of the Premises. Until further notice to Landlord, the Tenant's designated official for emergency contact and access purposes is: Andrea White whose phone numbers are: (i) Work (508) 793-8368; (ii) Cell (508) 612-9526; and (iii) Home (508) 234-4463.

10.7. Personal Property at Tenant's Risk

All furnishings, fixtures, equipment, effects, and property of every kind of Tenant and of all persons claiming by, through, or under Tenant that may be on the premises shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water, or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, or by theft, or from any other cause, no part of such loss or damage shall be the responsibility of Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant for any injury, loss, damage, or liability not covered by Tenant's insurance to the extent prohibited by law. Tenant shall insure Tenant's personal property.

10.8. Payment of Landlord's Cost of Enforcement

Tenant shall pay, on demand, Landlord's expenses, including reasonable attorneys' fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 12.4.

10.9. Yield Up

At the expiration of the term or earlier termination of this Lease, Tenant shall surrender all keys to the premises, remove all of its trade fixtures and personal property in the premises, remove such installations and improvements made by Tenant (after the completion of the Tenant's work described at Exhibit B of this Lease) as Landlord may request and all Tenant's signs wherever located, repair all damage caused by such removal, and yield up the premises (including all installations and improvements made by Tenant except for trade fixtures and such installations or improvements made by Tenant as Landlord shall request Tenant to remove) broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the premises under this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the premises and for use and occupancy during the period after the expiration of the term and prior to Tenant's performance of its obligations under this Section 10.9.

10.10. Estoppel Certificate

On not less than ten (10) business days' prior notice by Landlord, Tenant shall execute, acknowledge, and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that, except as stated therein, Tenant has no knowledge of any defenses, offsets, or counterclaims against its obligations to pay the fixed rent and additional rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail), the dates to which the fixed rent and additional rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail). Any such statement delivered pursuant to this Section 10.10 may be relied on by any prospective purchaser or mortgagee of the building.

10.11. Landlord's Expenses Regarding Consents

Tenant shall reimburse Landlord promptly on demand for all reasonable legal and other expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

10.12. Rules and Regulations

Tenant shall comply with such reasonable rules and regulations as may be adopted from time to time by Landlord to provide for the beneficial operation of the lot and building.

10.13. Holding Over

Tenant shall vacate the premises immediately upon the expiration or sooner termination of this Lease. If Tenant retains possession of the premises or any part thereof after the termination of the term without Landlord's express consent, Tenant shall pay Landlord rent at double the monthly rate for total rent specified in Section 1 for the time Tenant thus remains in possession and, in addition thereto, shall pay Landlord for all damages, consequential as well as direct, sustained by reason of Tenant's retention of possession. The provisions of this section do not exclude Landlord's rights of reentry or any other right hereunder, including, without limitation, the right to refuse triple the monthly rent and instead to remove Tenant through summary proceedings for holding over beyond the expiration of the term of this Lease.

10.14. Assignment and Subletting

Tenant shall not assign, transfer, mortgage, or pledge this Lease or grant a security interest in Tenant's rights hereunder or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, or encumbered, in whole or in part, whether voluntarily, involuntarily, or by operation of law, or permit the occupancy of the

premises by anyone other than Tenant without Landlord's prior written consent. Any attempted assignment, transfer, mortgage, pledge, grant of security interest, sublease, or other encumbrance, except with prior written approval thereof from Landlord, shall be void. No assignment, transfer, mortgage, grant of security interest, sublease, or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord's approval in any other case.

Within thirty (30) days after Landlord's receipt of any request for consent under the preceding paragraph, Landlord may, at its option by notice to Tenant, elect to terminate this Lease in the case of a proposed assignment or a proposed sublease of the entire premises. Upon such termination, Tenant shall have no further liability under this Lease.

Tenant may assign this Lease and sublet the Premises without the Landlord's consent if such subletting or assignment is to a subsidiary or any entity controlled by or under common control with Tenant or by virtue of a merger or other reorganization or by a sale of substantially all of the Tenant's assets. Any assignment or subletting (whether with Landlord's consent or in an instance not requiring Landlord's consent), shall not relieve the Tenant of any liability hereunder and shall be subject to the further condition that Tenant shall pay as additional rent the amount by which the payments made to Tenant by subtenant or assignee exceed the annual rent and other amounts payable by Tenant to Landlord hereunder.

If for any assignment or sublease Tenant shall receive rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder (or in the case of the sublease of part, in excess of such rent allocable to the part) after appropriate adjustments to assure that all other payments called for hereunder are taken into account, Tenant shall pay to Landlord, as additional rent, one-half (1/2) of such excess of such payment of rent or other consideration received by Tenant, promptly after its receipt.

10.15. Overloading and Nuisance

Tenant shall not injure, overload, deface, or otherwise harm the premises; commit any nuisance; permit the emission of any objectionable noise, vibration, or odor; make, allow, or suffer any waste; or make any use of the premises that is improper, offensive, or contrary to any law or ordinance or that will invalidate any of Landlord's insurance. Landlord agrees that it shall impose these same restrictions on all other tenants of the Shopping Center.

10.16. Tenant's Financial Condition

Within ten (10) days after request by Landlord from time to time, Tenant shall deliver to Landlord Tenant's financial statements [which shall be for the latest available filed financial year prior to Landlord's request]. Such financial statements must have been reviewed and signed by a certified public accountant and may be delivered to Landlord's

mortgagees and lenders and prospective mortgagees, lenders, and purchasers. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of the date of such statement.

SECTION 11

CASUALTY OR TAKING

11.1. Termination

In the event that greater than twenty-five percent (25%) of the building or the lot shall be taken by any public authority or for any public use or destroyed by the action of any public authority (a "taking"), this Lease may be terminated by either Landlord or Tenant effective on the effective date of the taking. In the event that the premises shall be destroyed or damaged by fire or casualty (a "casualty") and if Landlord's architect, engineer, or contractor shall determine that it will require in excess of one hundred eighty (180) days from the date of the casualty to restore the premises, this Lease may be terminated by either Landlord or Tenant by notice to the other within thirty (30) days after the casualty. In the case of a taking, such election, which may be made notwithstanding the fact that Landlord's entire interest may have been divested, shall be made by the giving of notice by Landlord or Tenant to the other within thirty (30) days after Landlord or Tenant, as the case may be, shall receive notice of the taking.

11.2. Restoration

In the event of a taking or a casualty, if neither Landlord nor Tenant exercises the election to terminate provided in Section 11.1, this Lease shall continue in force and a just proportion of the fixed rent and other charges hereunder, according to the nature and extent of the damages sustained by the Premises and the Shopping Center, including access thereto, but not in excess of an equitable portion of the net proceeds of insurance recovered by Landlord under the rental insurance carried pursuant to Section 6.2, shall be abated until the premises, or what may remain thereof, shall be put by Landlord in proper condition for use subject to zoning and building laws or ordinances then in existence, which, unless Landlord or Tenant has exercised its option to terminate pursuant to Section 11.1, Landlord covenants to do with reasonable diligence at Landlord's expense. Landlord's obligations with respect to restoration shall not require Landlord to expend more than the net proceeds of insurance recovered or damages awarded for such casualty or taking and made available for restoration by Landlord's mortgagees. "Net proceeds of insurance recovered or damages awarded" refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord in connection with the collection of the same, including, without limitation, fees and expenses for legal and appraisal services.

11.3. Award

Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant's rights to such damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Notwithstanding anything else in this Section 11.3, Tenant may claim and recover from the condemning authority a separate award for Tenant's moving expenses, business dislocation damages, Tenant's personal property and fixtures paid for by Tenant and any other award that would not substantially reduce the award payable to Landlord. Each party shall seek its own award, as limited by this Section, at its own expense, and neither shall have any right to the award made to the other.

SECTION 12

DEFAULT

12.1. Events of Default

a. If Tenant shall default in the performance of any of its obligations to pay the fixed rent, additional rent, or any other sum payable hereunder, and if such default shall continue for five (5) days after notice from Landlord designating such default;

b. if within thirty (30) days after notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion;

c. if any assignment for the benefit of creditors shall be made by Tenant;

d. if Tenant's leasehold interest shall be taken on execution or other process of law in any action against Tenant;

e. if a lien or other involuntary encumbrance is filed against Tenant's leasehold interest and is not discharged or bonded over within thirty (30) days thereafter;

f. if a petition is filed by Tenant for liquidation, or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and effect; or

g. if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter,

then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary) enter into and on the premises or any part thereof in the name of the whole, or mail a notice of termination addressed to Tenant, and

repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies that might otherwise be used for arrears of rent or prior breach of covenant, and on such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including, without limitation, rights of redemption, if any) to the extent such rights may be lawfully waived. Landlord, without notice to Tenant, may store Tenant's effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

12.2. Remedies

In the event that this Lease is terminated under any of the provisions contained in Section 12.1, Tenant shall pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the term over the fair market rental value of the premises for the residue of the term. In calculating the rent reserved there shall be included, in addition to the fixed rent and additional rent, the value of all other considerations agreed to be paid or performed by Tenant during the residue. As additional and cumulative obligations after any such termination, Tenant shall also pay punctually to Landlord all the sums and shall perform all the obligations that Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with any amount paid to Landlord pursuant to the first sentence of this Section 12.2 and also with the net proceeds of any rent obtained by Landlord by reletting the premises, after deducting all Landlord's reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services, and expenses of preparing the premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the premises or any part or parts thereof for a term or terms that may, at Landlord's option, be equal to or less than or exceed the period that would otherwise have constituted the balance of the term hereof and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs, and decorations in the premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid.

12.3. Cumulative Remedies

Except as otherwise expressly provided herein, any and all rights and remedies Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with one another, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law; provided, however, that Landlord agrees to use reasonable efforts to mitigate its damages.

12.4. Landlord's Right to Cure Defaults

At any time following ten (10) days' prior notice to Tenant (except in cases of emergency when no notice shall be required), Landlord may (but shall not be obligated to) cure any default by Tenant under this Lease, and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys' fees, in curing a default shall be paid by Tenant to Landlord as additional rent on demand, together with interest thereon at the rate provided in Section 12.7 from the date of payment by Landlord to the date of payment by Tenant.

12.5. Effect of Waivers of Default

Any consent or permission by Landlord to any act or omission that otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise operate to permit the same or similar acts or omissions except as to the specific instance. The failure of Landlord to seek redress for violation of, or to insist on the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord or of any of Landlord's remedies on account thereof, including its right of termination for such default.

12.6. No Accord and Satisfaction

No acceptance by Landlord of a lesser sum than the fixed rent, additional rent, or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due. Any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy under this Lease or otherwise.

12.7. Interest on Overdue Sums

If Tenant fails to pay fixed rent, additional rent, or any other sum payable by Tenant to Landlord by the due date thereof (i.e., the due date disregarding any requirement of notice from Landlord or any period of grace allowed to Tenant), the amount so unpaid shall bear interest at a variable rate (the "delinquency rate") equal to four percent (4%) in excess of the base rate (prime rate) of the Bank of America (or any successor bank) from time to time in effect commencing with the due date and continuing through the day on which payment of such delinquent payment with interest thereon is paid. If such rate is in excess of any maximum interest rate permissible under applicable law, the delinquency rate shall be the maximum interest rate permissible under applicable law.

SECTION 13
MORTGAGES

13.1. Rights of Mortgage Holders

Except for the rent paid upon the execution of this Lease, no fixed rent, additional rent, or any other charge shall be paid more than ten (10) days prior to the due date thereof, and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee, and Tenant shall be liable for the amount of such payments to such mortgagee.

In the event of any act or omission by Landlord that would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right (a) until it shall have given notice, in the manner provided in Section 14.1, of such act or omission to the holder of any mortgage encumbering the premises whose name and address shall have been furnished to Tenant in writing, at the last address so furnished, and (b) until a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice, provided that following the giving of such notice, Landlord or such holder shall, with reasonable diligence, have commenced and continued to remedy such act or omission or to cause the same to be cured.

In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage now or hereafter encumbering the premises, Tenant shall attorn to the purchaser on such foreclosure or sale or on any grant of a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease provided that purchaser agrees to recognize the rights of Tenant under this Lease.

This Lease shall be subject and subordinate to any and all mortgages, deeds, and trusts and other instruments in the nature of a mortgage, now or at any time hereafter, on the leased premises and Tenant shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said mortgages, deed of trust or other such instruments in the nature of a mortgage provided that the mortgagee or holder of said mortgage enters into an agreement with Tenant by the terms of which such holder will agree to recognize the rights of Tenant under this Lease and to accept Tenant as tenant of the premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise, and Tenant will agree to recognize the holder of such mortgage as Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of the holder and on anyone purchasing said premises at any foreclosure sale a "Subordination Non-Disturbance and Attornement Agreement" or "SNDA"). Tenant and Landlord agree to execute and deliver any appropriate SNDA instruments customarily used by the holder and necessary to carry out the agreements contained in this Section 13.1. Any such mortgage to which this Lease shall be subordinated may contain such terms, provisions, and conditions as the holder

deemed usual or customary. Tenant agrees to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this Section 13.1.

SECTION 14

MISCELLANEOUS PROVISIONS

14.1. Notices from One Party to the Other

All notices required or permitted hereunder shall be in writing, sent by certified or registered mail, postage prepaid and addressed, if to Tenant, at the original address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the original address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when delivered or tendered for delivery at such address.

14.2. Quiet Enjoyment

Landlord agrees that on Tenant's paying the rent and performing and observing the terms, covenants, conditions, and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold, and enjoy the premises during the term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

14.3. Lease Not to Be Recorded; Notice of Lease

Tenant agrees that it will not record this Lease. Landlord and Tenant agree that they will enter and record a notice of lease in form reasonably acceptable to Landlord at the expense of the Tenant.

14.4. Bind and Inure; Limitation of Landlord's Liability

The obligations of this Lease shall run with the land, and this Lease shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the premises shall be liable under this Lease except for breaches of Landlord's obligations occurring while owner of the premises. The obligations of Landlord shall be binding on the assets of Landlord, which comprise the Premises, including the proceeds thereof, but not on other assets of Landlord. No individual partner, trustee, stockholder, officer, director, employee, or beneficiary of Landlord shall be personally liable under this Lease, and Tenant shall look solely to Landlord's interest in the premises in pursuit of its remedies on an event of default hereunder, and the general assets of Landlord and its partners, trustees, stockholders, officers, employees, or beneficiaries of Landlord shall not be subject to levy, execution, or other enforcement procedure for the satisfaction of the remedies of Tenant.

14.5. Force Majeure

In any case where either party hereto is required to do any act, delays caused by, or resulting from, acts of God, war, civil commotion, fire, flood, or other casualty; labor difficulties; shortages of labor, materials, or equipment; government regulations; unusually severe weather; or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time, or a "reasonable time," and such time shall be deemed to be extended by the period of such delay.

14.6. Landlord's Default

Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and unless within thirty (30) days after notice from Tenant to Landlord specifying such default Landlord has not commenced diligently to correct the default so specified or has not thereafter diligently pursued such correction to completion. Tenant shall have no right, for any default by Landlord, to offset or counterclaim against any rent due hereunder.

14.7. Brokerage

The parties warrant and represent to one another that they have had no dealings with any broker or agent in connection with this Lease other than the broker(s) set forth in Section 1 and covenant to defend with counsel approved by non-defaulting party, hold harmless and indemnify the non-defaulting party from and against any and all cost, expense, or liability for any compensation, commissions, and charges claimed by any broker or agent other than the broker(s) set forth in Section 1.

14.8 Parking.

The Tenant, its employees and patrons, are granted the right to use the parking areas on the Lot in common with other tenants in the building. All employees of all of the tenants in the Shopping Center shall be required to park their vehicles behind the Building. Landlord reserves the right to modify this requirement in its sole discretion if the rear parking area is inadequate to accommodate all of said employees.

14.9. Miscellaneous

This Lease shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. There are no prior oral or written agreements between Landlord and Tenant affecting this Lease.

14.10. Security Deposit

Tenant's assignees or subtenants shall pay the security deposit simultaneously with execution of the applicable assignment or sublease. The security deposit will be held by Landlord, as security and without any obligation to segregate the security deposit from other funds held by Landlord, for and during the Term, which deposit shall be returned to

the applicable subtenant or assignee, within thirty (30) days after the expiration of the term of this Lease provided there exists no breach of any undertaking of Tenant. If all or any part of the security deposit shall be applied to an obligation of Tenant hereunder, Tenant shall immediately on request by Landlord restore the security deposit to its original amount. Tenant shall not have the right to call on Landlord to apply all or any part of the security deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. Provided that Landlord gives Tenant notice of the name of such grantee or transferee, upon any conveyance by Landlord of its interest under this Lease, the security deposit may be delivered by Landlord to Landlord's grantee or transferee. Upon any such delivery, Tenant hereby releases Landlord herein named of any and all liability with respect to the security deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee. This provision shall also apply to subsequent grantees and transferees.

WITNESS the execution hereof under seal as of the 27th day of January, 2006.

LANDLORD:
McAVEY REALTY, LLC

By: Shawn McAvey
By: Graime A. McAvey

TENANT:
COMMONWEALTH NATIONAL BANK

By: [signature]
Charles R. Valade, President and CEO

EXHIBIT A

LANDLORD'S WORK

1. Install perimeter walls, windows and door(s), including glass doors and cut-outs for the drive-through window and the night depository, ceiling insulation and framing for interior demising walls.

2. Install rough and main plumbing lines for two lavatories.

3. Fire alarm panel ready to accept necessary alarm fixtures.

4. 200-ampere 3 phase electrical service to space conforming to state electrical code, ready to accept basic Tenant breakers, electrical wiring, fixtures, outlets, etc. If Tenant requests additional service capacity, Tenant shall pay the additional cost thereof in advance of installation.

5. 5 tons of HVAC.

G.A.M.

Tenant's initials

Landlord's initials

EXHIBIT B

TENANT'S WORK

All Tenant improvements to the demised space will be performed in accordance with the provisions of Section 10 of the Lease.

1. Install all flooring, ceilings, walls, lavatories, heating, ventilation and air conditioning system, security system, telecommunication systems and electrical systems. Any electrical outlets, switches and fixtures shall be specified on Tenant's plans.

2. Tenant is responsible for its proportionate fraction of the cost of the main entrance sign and the cost of its graphics panel(s) thereon, and the building and installation, including the electrical connection, of its own wall mounted sign(s). All designs are to be approved by Landlord.

3. All electrical outlets and lighting fixtures.

4. Any and all additional fire alarm fixtures to meet state building code.

5. All interior walls, closets, fixtures, etc.

6. Tenant is responsible for all initial and future exterior drive-through improvements, including the canopy, utilities, pavement and landscaping, and maintenance thereof.

CRV
Tenant's initials

SPM G.A.M.
Landlord's initials